EXHIBIT 99.1

[XTO Logo Here]

NEWS RELEASE

For Immediate Release

Number: 04-26

XTO ENERGY ANNOUNCES RECORD PRODUCTION AND

CASH FLOW IN SECOND QUARTER

FORT WORTH, TX (July 20, 2004) – XTO Energy Inc. (NYSE-XTO) today reported record natural gas production of 803 million cubic feet (MMcf) per day, a 27% increase from the second quarter 2003 level of 631 MMcf per day, record oil production of 17,682 barrels per day, a 38% increase from second quarter 2003 production of 12,847 barrels per day, and natural gas liquids production of 7,463 barrels per day, a 17% increase from second quarter 2003 production of 6,354 barrels per day. Earnings for the quarter were $99.1 million, or 41 cents per share, compared with second quarter 2003 earnings of $57.3 million, or 25 cents per share. Second quarter 2004 earnings include the effects of stock-based incentive compensation of $37.7 million, of which $30.6 million is non-cash, and a special one-time bonus of $11.7 million relating to the Company’s $1.4 billion of acquisitions from ChevronTexaco and ExxonMobil announced during the second quarter. Excluding these items, the Company’s earnings were $134.6 million, or 55 cents per share, compared to second quarter 2003 adjusted earnings of $74.4 million, or 33 cents per share. Operating cash flow, defined as cash provided by operations, before changes in operating assets and liabilities and exploration expense, was a record $285.6 million, up 59% from 2003 second quarter comparable operating cash flow of $179.6 million. See the last page of this release for further explanation and reconciliation of these non-GAAP financial measures.

“These record results highlight a banner quarter for XTO,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “Along with the strongest production and cash flow results in the Company’s

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XTO Energy Announces Record Production and Cash Flow in Second Quarter

history, we announced record acquisitions of $1.4 billion in properties from the Majors. The addition of these long-lived, high-quality assets establishes a new foundation of growth opportunities for XTO’s future. Even as the Company gets larger, we continue to pace our drilling efforts, increase our development inventory and manage a steady production profile — the tenets of long-term growth.”

“Equally important, our ongoing development programs continue to deliver outstanding results,” noted Steffen E. Palko, Vice Chairman and President. “Outside of drilling, key events for the quarter include completion of compression and pipeline facilities in East Texas and the Arkoma Basin. Gross production capacity from our Freestone Trend will be expanded to more than 700 million cubic feet per day during the third quarter, opening the way for extended growth from our 1,000 well inventory. We are also moving forward with our coal bed methane development and new drilling in the Barnett Shale. All in all, with the Company’s robust drilling inventory and our new acquisitions, XTO is well-positioned for years of steady growth.”

Total revenues for the second quarter were $444.7 million, 58% above second quarter 2003 revenues of $282.2 million. Operating income for the quarter was $187.8 million, a 65% increase from second quarter 2003 operating income of $113.9 million.

The average gas price for the second quarter increased 23% to $5.00 per thousand cubic feet (Mcf) from $4.07 per Mcf in second quarter 2003. Natural gas liquids prices averaged $23.43 per barrel for the quarter, 27% higher than the 2003 quarter average price of $18.41. The second quarter average oil price was $36.61 per barrel, a 33% increase from last year’s second quarter average price of $27.45.

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XTO Energy Announces Record Production and Cash Flow in Second Quarter

For the first six months of 2004, the Company reported earnings of $193.2 million or 81 cents per share, compared with earnings of $123.6 million or 57 cents per share for the same 2003 period. Year-to-date 2004 earnings include the effects of a derivative fair value loss, stock-based incentive compensation and the special bonus. Excluding these items, year-to-date 2004 earnings were $253.7 million, or $1.06 per share compared to year-to-date 2003 adjusted earnings of $140.8 million, or 64 cents per share. Operating cash flow was $550.4 million for the first half of 2004, compared with $347.9 million for the 2003 period. See the last page of this release for further explanation and reconciliation of these non-GAAP financial measures. Total revenues for the first six months of 2004 were $839.5 million, a 57% increase from revenues of $535.6 million for the same 2003 period. Year-to-date operating income was $356.8 million, a 56% increase from $228.1 million for the first half of 2003.

* * *

XTO Energy Inc. is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived gas and oil properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah and Louisiana.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President & CFO	Vice President - Investor Relations
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

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XTO Energy Announces Record Production and Cash Flow in Second Quarter

Statements made in this news release, including those relating to inventory of drilling sites, growth opportunities, production profile, long-term growth rates, expanded production capacity and future returns are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the failure or inability to close announced property acquisitions, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the availability of and cost of obtaining drilling equipment and steel supplies, delays in completing gas treatment facilities, higher than expected production costs and other expenses and market conditions. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Company management will host a conference call at 4:00 p.m. (EDT) on Tuesday, July 20th. The call may be accessed on our web site: http://www.xtoenergy.com.

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XTO ENERGY INC.

(in thousands, except production, per share and per unit data)	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2004	2003	2004	2003

Consolidated Income Statements

REVENUES
Gas and natural gas liquids	$381,605	$244,349	$731,737	$458,519
Oil and condensate	58,907	32,085	99,823	67,549
Gas gathering, processing and marketing	4,526	4,002	8,400	7,852
Other (a)	(289)	1,723	(447)	1,723

Total Revenues	444,749	282,159	839,513	535,643

EXPENSES
Production	53,748	39,172	102,929	76,018
Taxes, transportation and other	38,260	24,640	74,823	47,834
Exploration (b)	1,649	300	2,670	814
Depreciation, depletion and amortization	93,021	66,770	174,925	127,783
Accretion of discount in asset retirement obligation	1,716	1,258	3,322	2,483
Gas gathering and processing	1,382	2,370	3,719	4,673
General and administrative (c)	67,227	26,367	113,981	37,725
Derivative fair value (gain) loss (d)	(13)	7,375	6,362	10,232

Total Expenses	256,990	168,252	482,731	307,562

OPERATING INCOME	187,759	113,907	356,782	228,081

OTHER EXPENSE
Loss on extinguishment of debt	—	(9,601)	—	(9,601)
Interest expense, net (e)	(22,242)	(15,770)	(41,879)	(30,787)

Total Other Expense	(22,242)	(25,371)	(41,879)	(40,388)

INCOME BEFORE INCOME TAX AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	165,517	88,536	314,903	187,693

INCOME TAX
Current	8,209	1,719	14,966	6,364
Deferred	58,219	29,482	106,712	59,542

Total Income Tax Expense	66,428	31,201	121,678	65,906

NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	99,089	57,335	193,225	121,787
Cumulative effect of accounting change, net of tax (f)	—	—	—	1,778

NET INCOME	$99,089	$57,335	$193,225	$123,565

EARNINGS PER COMMON SHARE
Basic	$0.41	$0.25	$0.81	$0.57

Diluted	$0.40	$0.25	$0.80	$0.56

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	244,656	225,206	239,601	218,489

Diluted	246,911	228,412	241,722	221,449

Average Daily Production
Gas (Mcf)	803,229	631,139	787,336	611,382
Natural Gas Liquids (Bbls)	7,463	6,354	7,115	5,771
Oil (Bbls)	17,682	12,847	15,576	13,119
Average Sales Prices (g)
Gas (per Mcf)	$5.00	$4.07	$4.90	$3.95
Natural Gas Liquids (per Bbl)	$23.43	$18.41	$22.86	$20.63
Oil (per Bbl)	$36.61	$27.45	$35.21	$28.45

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XTO ENERGY INC. (continued)

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2004	2003	2004	2003

Consolidated Statement of Cash Flows Data

Net Income	$99,089	$57,335	$193,225	$123,565
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	93,021	66,770	174,925	127,783
Accretion of discount in asset retirement obligation	1,716	1,258	3,322	2,483
Non-cash incentive compensation	30,599	10,952	63,823	11,215
Deferred income tax	58,219	29,482	106,712	59,542
Cumulative effect of accounting change, net of tax	—	—	—	(1,778)
Non-cash derivative fair value loss	211	8,678	5,597	9,777
Loss on extinguishment of debt	—	9,601	—	9,601
Other non-cash items	1,143	(4,738)	137	4,881
Changes in operating assets and liabilities	(48,024)	38,149	(50,223)	(12,067)

Cash Provided by Operating Activities	$235,974	$217,487	$497,518	$335,002

	June 30, 2004	December 31, 2003
	(Unaudited)
Consolidated Balance Sheet Data

Cash	$14,589	$6,995

Current Assets	$374,671	$261,163
Less:
Derivative fair value (h)	8,639	11,351
Deferred income tax benefit (h)	48,116	32,455

Current Assets, excluding derivative fair value and deferred income tax benefit	$317,916	$217,357

Net Property and Equipment	$4,409,607	$3,312,067

Total Assets	$4,841,899	$3,611,134

Current Liabilities	$417,256	$320,557
Less - Derivative fair value (h)	136,451	96,653

Current Liabilities, excluding derivative fair value	$280,805	$223,904

Long-term Debt	$1,393,847	$1,252,000

Total Stockholders’ Equity	$2,248,492	$1,465,642
Less - Accumulated other comprehensive loss (h)	(82,507)	(53,241)

Total Stockholders’ Equity excluding accumulated other comprehensive loss	$2,330,999	$1,518,883

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XTO ENERGY INC. (continued)

(a)	Includes a $1.7 million non-cash gain resulting from a reduction in contingent liabilities in the three-month and six-month 2003 periods.

(b)	Primarily includes geological and geophysical costs.

(c)	Includes stock-based incentive compensation of $37.7 million in the three-month and $70.9 million in the six-month 2004 periods and $11 million in the three-month and $11.2 million in the six-month 2003 periods. Included in these 2004 period amounts is $7.1 million cash compensation related to cash-equivalent performance shares.

The three-month and six-month 2004 periods also include a special one-time bonus of $11.7 million relating to the Company’s $1.4 billion of acquisitions from ChevronTexaco and ExxonMobil announced during second quarter 2004.

(d)	Reflects the change in fair value of derivative financial instruments not providing effective hedges.

(e)	Net of capitalized interest of $600,000 in the three-month and $1.3 million in the six-month 2004 periods and $700,000 in the three-month and $1.2 million in the six-month 2003 periods.

(f)	Gain upon initial adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of January 1, 2003.

(g)	Average sales prices include realized gains and losses on hedge derivatives.

(h)	These adjustments are made to current assets, current liabilities and stockholders’ equity because these items are recorded based on estimated derivative fair values and resulting unrealized gains and losses. Realized gains and losses will be based on commodity prices when related future production occurs. Net assets and equity to be recorded when future production occurs are not included in the balance sheet.

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XTO ENERGY INC. (continued)

Non-GAAP Financial Measures

Adjusted Earnings

Adjusted earnings, a non-GAAP financial measure, excludes certain items that management believes affect the comparability of operating results. The Company discloses adjusted earnings as a useful adjunct to GAAP net income because:

•	Management uses adjusted earnings to evaluate the Company’s operational trends and performance relative to other oil and gas producing companies.

•	Adjusted earnings are reflected on a basis more comparable to earnings estimates provided by securities analysts.

•	Items excluded generally are one-time items, or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

The following reconciles GAAP net income to adjusted earnings:

(in thousands) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net income	$99,089	$57,335	$193,225	$123,565

Adjustments, net of tax:
Stock-based incentive compensation	23,768	7,119	44,699	7,290
Derivative fair value (gain) loss	(8)	4,794	4,008	6,651
Loss on extinguishment of debt	—	6,241	—	6,241
Gain on reduction of contingent liability	—	(1,137)	—	(1,137)
Cumulative effect of accounting change	—	—	—	(1,778)
Special acquisition-related bonus (nondeductible for tax)	11,734	—	11,734	—

Adjusted earnings	$134,583	$74,352	$253,666	$140,832

Adjusted earnings – basic	$0.55	$0.33	$1.06	$0.64

Operating Cash Flow

Operating cash flow, a non-GAAP financial measure, is defined as cash provided by operating activities before changes in operating assets and liabilities and exploration expense. Because changes in operating assets and liabilities and exploration expense are excluded, this cash flow statistic is different from cash provided by operating activities, as disclosed under GAAP. Management believes operating cash flow is a better liquidity indicator for oil and gas producers because of the adjustments made to cash provided by operating activities, explained as follows:

•	Adjustment for changes in operating assets and liabilities eliminates fluctuations primarily related to the timing of cash receipts and disbursements, which can vary from period-to-period because of conditions the Company cannot control (for example, the day of the week on which the last day of the period falls), and results in attributing cash flow to operations of the period that provided the cash flow.

•	Adjustment for exploration expense is to provide an amount comparable to operating cash flow for full cost companies and to eliminate the effect of a discretionary expenditure that is part of the Company’s capital budget.

Management uses operating cash flow not only for measuring the Company’s cash flow and liquidity, but also in evaluating the Company against other oil and gas producing companies and valuing potential producing property acquisitions.

The following reconciles cash provided by operating activities, the GAAP cash flow statistic, to operating cash flow:

(in thousands) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Cash Provided by Operating Activities	$235,974	$217,487	$497,518	$335,002
Changes in operating assets and liabilities	48,024	(38,149)	50,223	12,067
Exploration expense	1,649	300	2,670	814

Operating Cash Flow	$285,647	$179,638	$550,411	$347,883

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